UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report: October 7, 2019
(Date of earliest event reported)
KB HOME
(Exact name of registrant as specified in its charter)

Delaware	1-9195	95-3666267
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
10990 Wilshire Boulevard
Los Angeles, California 90024
(Address of principal executive offices)
Registrant’s telephone number, including area code: (310) 231-4000

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $1.00 per share)	KBH	New York Stock Exchange
Rights to Purchase Series A Participating Cumulative Preferred Stock		New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement.
On October 7, 2019, KB Home (“Company”) entered into a third amended and restated revolving loan agreement with the lenders party thereto (“Lenders”) that increases the commitment under the Company’s unsecured revolving credit facility (as amended, “Third Amended Credit Facility”) from $500.0 million to $800.0 million and extends its maturity from July 27, 2021 to October 7, 2023. Under certain circumstances, the aggregate maximum principal amount of available loans under the Third Amended Credit Facility may be increased to up to $1.00 billion, so long as additional Lender commitments are obtained. The Third Amended Credit Facility includes a $250.0 million sublimit for letters of credit. Citibank, N.A. is serving as the administrative agent for the Third Amended Credit Facility and is a Lender. The Third Amended Credit Facility replaces the Company’s prior second amended and restated revolving credit facility, which was entered into on July 27, 2017 (“Second Amended Credit Facility”).
The Company has banking relationships in the ordinary course of its business with Citibank, N.A.; Bank of America, N.A., Bank of the West, Credit Suisse AG, Cayman Islands Branch, Deutsche Bank Securities Inc. and Wells Fargo Bank, National Association, which are serving as syndication agents for the Third Amended Credit Facility and certain of which are Lenders; Citibank, N.A., BofA Securities, Inc., Bank of the West, Credit Suisse Securities (USA), LLC, Deutsche Bank Securities Inc., and Wells Fargo Securities, LLC, which are serving as joint lead arrangers and joint bookrunners for the Third Amended Credit Facility; and with certain of the other Lenders. In addition, subject to its paying customary fees and reimbursing expenses, the Company has engaged and may in the future engage Citibank, N.A., the syndication agents, the joint lead arrangers and joint bookrunners and certain of the other Lenders and their respective affiliates to perform commercial banking, investment banking, underwriting and advisory services for and/or conduct transactions with the Company.
As with the Second Amended Credit Facility, the Third Amended Credit Facility contains various covenants, including financial covenants relating to tangible net worth, leverage, liquidity or interest coverage and borrowing base, as well as a limitation on investments in joint ventures and non-guarantor subsidiaries. In addition, the Third Amended Credit Facility contains customary events of default, subject to cure periods in certain circumstances, that would result in the termination of the commitment and permit the Lenders to accelerate payment on outstanding borrowings and require cash collateralization of letters of credit, including nonpayment of principal, interest and fees or other amounts; violation of covenants; inaccuracy of representations and warranties; cross default to certain other indebtedness; unpaid judgments; and certain bankruptcy and other insolvency events. If a change in control (as defined in the Third Amended Credit Facility) occurs, the Lenders may terminate the commitment and require that the Company repay outstanding borrowings under the Third Amended Credit Facility and cash collateralize letters of credit. Interest rates on borrowings generally will be based on either a Eurodollar or a base rate, plus a spread ranging from 1.375% to 2.00% and from 0.375% to 1.00%, respectively, depending on the Company’s leverage ratio. Based on the Company’s leverage ratio at the closing, the commitment fee on the unused portion of the Third Amended Credit Facility accrues at an annual rate of 0.25%.
Borrowings under the Third Amended Credit Facility, which may be repaid and redrawn subject to its terms, are required to be guaranteed by certain of the Company’s subsidiaries and may be used for general corporate purposes, including permitted acquisitions. At the closing, the Company had approximately $130.0 million of loans and $19.7 million of letters of credit outstanding under the Second Amended Credit Facility. Therefore, at the closing, the Company had approximately $650.3 million available for borrowings under the Third Amended Credit Facility, with up to approximately $230.3 million of that amount available for the issuance of letters of credit. At the closing, the subsidiaries of the Company that were guarantors of borrowings under the Second Amended Credit Facility became guarantors of borrowings under the Third Amended Credit Facility.
A copy of a press release announcing the Third Amended Credit Facility is attached as Exhibit 99.1 to this report and is incorporated herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
(a) The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press release announcing amendment to the Company’s unsecured revolving credit facility.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release announcing amendment to the Company’s unsecured revolving credit facility.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 8, 2019	KB Home

	By:	/s/ Jeff J. Kaminski
Jeff J. Kaminski Executive Vice President and Chief Financial Officer